EXHIBIT 12


                       DANNINGER MEDICAL TECHNOLOGY, INC.
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                      Proforma                        December 31,
                                      March 31,  March 31, ----------------------------------------
                                        1996       1996     1995     1994    1993     1992     1991
                                       -----      -----    -----    -----   -----    -----    -----

Income (loss) before income taxes      $193       $182    ($431)    $210   ($682)   ($103)    $516

Fixed charges:
    Interest expense                    103        114      289      158     156      192      144
    Rental expense                       16         16       59       50      44       44       43
                                       ----      -----    -----    -----   -----    -----    -----
    Earnings, as defined                312        312      (83)     418    (482)     133      703
                                       ----      -----    -----    -----   -----    -----    -----

Fixed charges:
    Interest expense                    103        114      289      158     156      192      144
    Rental expense                       16         16       59       50      44       44       43
                                       ----      -----    -----    -----   -----    -----    -----
    Total fixed charges                 119        130      348      208     200      236      187
                                       ----      -----    -----    -----   -----    -----    -----

Ratio of earnings to fixed charges (1) 2.62       2.40      ---(3)  2.01     ---(4)  0.56     3.76


(1) For purposes of calculating the ratio of earnings to fixed charges, earnings include income before income taxes plus fixed charges. Fixed charges consist of interest expense and the estimated component of operating lease leases (assumed to be one-third of total rental expense).

(2) Reflects a deficiency of ($431,000).

(3) Reflects a deficiency of ($682,000).